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                                                                   EXHIBIT 10.09

                                March 15, 1999

Teresa M. Crummett
1999 Green Street #104
San Francisco, CA 94123

Dear Teresa:

     On behalf of Affiliation Networks, Inc., I am pleased to offer you the position of Vice President of Corporate Marketing on the terms and conditions set forth below (the "Agreement"), beginning March 15, 1999 (the "Effective Date").

     1. Duties. You will report to the President and CEO. As Vice President of Corporate Marketing, you will be responsible for all duties and responsibilities associated with that position. In addition, you will be responsible for all services requested of you by the Company, including its Board of Directors.

     2.  Compensation and Benefits.

         (a) Compensation. As compensation for your services and for your covenants and promises in this Agreement, the Company agrees to provide you with the following:

               (i) Base Compensation. A base salary of one hundred forty thousand ($140,000) annually, less payroll deductions and withholdings, payable biweekly.

               (ii) Incentive Compensation. During 1999, beginning with the Fiscal Quarter ending June 30, you will be eligible to earn an additional quarterly bonus of $7,500 at plan ($22,500 total for the year), based upon achievement of mutually agreed upon performance objectives, which will be provided to you during the first thirty (30) days of each quarter.

               (iii) Equity Compensation. Subject to your acceptance of employment with the Company and the approval of the Board of Directors of the Company, the Company will sell to you one hundred thirty-two thousand (132,000) shares (each a "Share" and collectively "Shares") of the Company's Common Stock at a price of seven cents ($.07) per Share. All of the Shares shall be subject to a right of repurchase in favor of the Company (the "Repurchase Right") that shall be exercisable for seven cents ($0.07) per Share within the ninety-day period following termination of your employment with the Company. Shares shall be released from the Repurchase Right in the following installments: sixteen thousand five hundred (16,500) of the Shares will be released from the Repurchase Right on July 1, 1999, and thereafter monthly installments beginning on August 1, 1999 equal to two thousand seven hundred fifty (2,750) of the Shares until the earlier of : (1) all of the Shares are released from the Repurchase Right, or (2) the date your employment with the Company terminates. This offer to purchase the Company's Common Stock is an integral component of the offer to you of employment by the Company, and expires or is revoked when such offer of employment expires or is revoked.

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Notwithstanding the foregoing, this offer to purchase Shares expires at midnight on Friday, March 19, 1999.

          (b) Benefits. You will also be eligible for standard Company benefits. The Company offers a comprehensive benefit package including medical, dental and vision coverage for you and your eligible dependents. In addition, we will provide $50,000 in life insurance coverage, short and long term disability plans, vacation and sick pay and paid holidays. The Company may modify compensation and benefits from time to time as it deems necessary.

     3. Company Policies. As an Affiliation, Inc. employee, you will be expected to abide by the Company's policies and procedures. As a condition of your employment, you also agree to sign and comply with the Proprietary Information Agreement attached hereto as Exhibit A which prohibits unauthorized use or disclosure of Affiliation, Inc. proprietary information.

     4. Other Agreements. By accepting this offer, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

     5. At-Will Employment. Your relationship with the Company is one of "at will employment," meaning either you or the Company can terminate the relationship at any time, with or without notice or with or without cause. This at-will employment relationship cannot be altered except in writing signed by a Company officer.

     6. Return Of Materials. At the termination of your employment with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials, in any form, format, or medium (containing or relating to the Company's business).

     7. Right To Work. As required by law this offer of employment is subject to satisfactory proof of your right to work in the United States.

     8. Entire Agreement. This Agreement, including the attached Proprietary Information Agreement, constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with respect to the terms and conditions of your employment. If you enter into this Agreement you are doing so voluntarily, and without reliance on any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

     9. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

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     10.  Choice of Law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

     This offer expires at the end of the day on March 15, 1999. If you choose to accept our offer under the terms described above, please sign this Agreement and the attachment and return both to me. If you accept our offer, would like you to begin employment no later than Wednesday, March 17, 1999.

     Teresa, I look forward to your favorable reply and to a productive and enjoyable work relationship going forward.

                                    Sincerely,

                                    AFFILIATION NETWORXS, INC.

                                    /s/ Mark Jung
                                    Mark Jung
                                    CEO & President

Accepted and Agreed to as of
the Effective Date set forth above, by:


/s/ Teresa M. Crummett
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Teresa M. Crummett

Start Date:    3/15/99
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